Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Company LLC:

We consent to the incorporation by reference in the registration statement (No. 333-125226) on Form S-8 and the registration statement (No. 333-138010) on Form S-3 of Macquarie Infrastructure Company Trust of our report dated February 28, 2007, with respect to the consolidated balance sheets of Macquarie Infrastructure Company Trust as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2006 and 2005 and the period April 13, 2004 (inception) to December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2006 and the effectiveness of internal controls over financial reporting as of December 31, 2006, and our report dated March 22, 2005, with respect to the consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows of North America Capital Holding Company for the periods January 1, 2004 through July 29, 2004 and July 30, 2004 through December 22, 2004, which reports appear in the December 31, 2006 annual report on Form 10-K of Macquarie Infrastructure Company Trust.

KPMG LLP

Dallas, Texas February 28,2007